CUSIP No. 654765205	13G	PAGE 11 of 13 PAGES

Exhibit 1

This exhibit explains the relationship between Kunihiko Sakioka with the other Reporting Persons.

Mr. Kunihiko Sakioka is President, Chief Executive Officer and a Representative Director of the Issuer, Nissin Co., Ltd. (“Nissin”). Mr. Sakioka has sole voting power and sole dispositive power with respect to the number of shares of Nissin reported on the relevant cover page of this Schedule 13G. In addition, he owns 16.7% of Nissin Building Co., Ltd. (“Nissin Building”) and owns 12.2% of Shuho, Ltd. (“Shuho”). He is also a Representative Director of Shuho. Mr. Sakioka may be deemed to have shared voting power and shared dispositive power with respect to the shares of Nissin owned by Nissin Building and Shuho, as reported on the relevant cover pages of this Schedule 13G.

Nissin Building and Shuho are shareholders of Nissin, with voting power and dispositive power with respect to the shares of Nissin as reported on the relevant cover pages of this Schedule 13G.

Mr. Hideo Sakioka is Chairman and a Representative Director of Nissin. He is also a Representative Director of Nissin Building and owns 65.5% of Shuho. He is the father of Kunihiko Sakioka, Michimasa Sakioka and Midori Moriyama. Mr. Sakioka has sole voting power and sole dispositive power with respect to the number of shares of Nissin reported on the relevant cover page of this Schedule 13G. He also may be deemed to have shared voting power and shared dispositive power with respect to the shares of Nissin owned by Nissin Building and Shuho, as reported on the relevant cover pages of this Schedule 13G.

Mr. Michimasa Sakioka owns 16.7% of Nissin Building. He is the elder brother of Kunihiko Sakioka. Mr. Sakioka has sole voting power and sole dispositive power with respect to the number of shares of Nissin reported on the relevant cover page of this Schedule 13G. He also may be deemed to have shared voting power and shared dispositive power with respect to the shares of Nissin owned by Nissin Building, as reported on the relevant cover pages of this Schedule 13G.

Ms. Midori Moriyama owns 16.7% of Nissin Building. She is the younger sister of Kunihiko Sakioka. Ms. Moriyama has sole voting power and sole dispositive power with respect to the number of shares of Nissin reported on the relevant cover page of this Schedule 13G. She also may be deemed to have shared voting power and shared dispositive power with respect to the shares of Nissin owned by Nissin Building, as reported on the relevant cover pages of this Schedule 13G.

By filing this Schedule 13G as a joint filing in accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended (the “Act”), the Reporting Persons are not affirming the existence of a group. In addition, this Schedule 13G shall not be construed as an admission that any of the Reporting Persons is, for the purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by this Schedule 13G as to which such Reporting Person may be deemed to have shared voting power or shared dispositive power as described above.